Exhibit 10.10

RESTRICTED STOCK AWARD AGREEMENT

PLY GEM PRIME HOLDINGS, INC.

This Restricted Stock Award Agreement (the “Agreement”), effective as of [__________ ___, _____] (the “Award Date”), is entered into by and between Ply Gem Prime Holdings, Inc., a Delaware corporation (the “Company”), and [______________] (the “Participant”).

WHEREAS, the Company has adopted the Ply Gem Prime Holdings, Inc. Long Term Incentive Plan (the “Plan”), pursuant to which Restricted Stock may be granted; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to grant the Restricted Stock provided for herein to Participant subject to the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.  Award.  Subject to the terms and conditions set forth in this Agreement and as otherwise provided in the Plan, the Company hereby grants to the Participant, on the Award Date [insert number] shares of Restricted Stock (the “Award”) with the terms described in this Agreement.  The Award will be 100% unvested on the Award Date. Except as otherwise provided in the Plan and this Agreement, and contingent upon the Participant’s continued service to the Company [as a member of the Board] through [__________ ___, _____] (the “Vesting Date”), the Award shall vest and become non-forfeitable on the Vesting Date.

2.  Incorporation by Reference, Etc.

a.  The Plan.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.  Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.  The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his or her legal representative in respect of any questions arising under the Plan or this Agreement.  By signing this Agreement, the Participant acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan (and this Agreement).

b.  Stockholders’ Agreement.  If the Participant is not a party to the Amended and Restated Stockholders’ Agreement of the Company, dated as of February 15, 2007 (as amended, supplemented or otherwise modified from time to time, the “Stockholders’ Agreement”), the Participant shall execute and deliver to the Company a Joinder (the “Joinder”) to the Stockholders’ Agreement.  Upon such execution and delivery, the Participant will become bound by the terms and conditions of the Stockholders’ Agreement.  If the Participant is already a party to the Stockholders’ Agreement, the Participant acknowledges and agrees that the Award will be subject to the terms and conditions of the Stockholders’ Agreement.  For the purposes of the Stockholders’ Agreement, the applicable Multiplier with respect to the Restricted Stock shall be 8.0.

3.  Termination of Service as a Director.  If the Participant’s service as a member of the Board terminates prior to the Vesting Date for any reason other than due to (i) the Participant’s death or Disability or (ii) the Participant’s resignation as a member of the Board other than due to a voluntary resignation by the Participant, the Restricted Stock shall be forfeited without consideration to the Participant on the date of such termination of service.

4.  Change in Control.  Subject to the Participant’s continued service as a member of the Board on the date immediately preceding a Change of Control, if a Change in Control occurs prior to the Vesting Date, this Award shall become immediately and fully vested as of the effective date of such Change in Control.

5.  Transfer Restrictions.  Prior to the Vesting Date, the Award granted hereunder may not be sold, pledged, loaned, gifted or otherwise transferred (other than by will or the laws of descent and distribution) and may not be subject to lien, garnishment, attachment or other legal process.  From and after the Vesting Date, the Participant agrees to comply with any underwriter lock-up agreements and other written share holding requirement policy adopted by the Company for members of the Board.

6.  Changes in Capitalization.  In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the shares of Common Stock, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in any case an adjustment to the terms of the Award is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, in accordance with Section 12 of the Plan.

7.  Compliance with Legal Requirements; Securities Laws.  The granting of the Award, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, provincial, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee shall have the right to impose such restrictions on any Award as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which such Restricted Stock are then listed or traded, and/or any blue sky or state securities laws applicable to such Award.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.  The Participant agrees to take all steps the Committee or the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement.

8.  Stock Certificates.  Upon the grant of the Award, the shares of Restricted Stock shall be un-certificated, and the Committee shall cause share(s) of Common Stock to be recorded in the name of the Participant in book-entry form until such time as the shares become fully vested.  To the extent shares of Restricted Stock are forfeited, all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation or action on the part of the Company.

9.  Withholding Taxes.  The Participant shall be responsible for all income taxes payable in respect of the Award. Participant shall be required to pay to the Company or its subsidiary, and the Company or its subsidiary shall have the right (but not the obligation) and is hereby authorized to withhold from amounts payable and/or property deliverable to the Participant, the amount of any required withholding taxes in respect of the Award or any payment or transfer under the Award, and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding taxes.

10.  Section 409A.  This Award is intended to be exempt from Section 409A of the Code and this Agreement shall be construed and interpreted in a manner consistent therewith.  Notwithstanding the foregoing, to the extent any payments hereunder are considered “deferred compensation” subject to Section 409A of the Code, then (i) the provisions of this Agreement are intended to comply with Section 409A of the Code, and this Agreement shall be construed and interpreted in a manner consistent with the requirements of Section 409A of the Code, as applicable, (ii) each of the payments that may be made under this Agreement is designated as a separate payment, (iii) references in the Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code and (iv) if any deferred compensation that would otherwise be payable during the six-month period following such “separation from service” is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then payment of such “deferred compensation” shall not be made to the Participant before the date which is six months after the date of his or her separation from service (and shall be paid in a single lump sum, without interest, on the first day of the seventh month following the date of such separation from service) or, if earlier, the Participant’s date of death.

11.  Participant Representations.  The Participant has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement.  The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents, if any, made to the Participant.  The Participant understands that the Participant (and, subject to Section 9 above, not the Company) shall be responsible for the Participant’s own tax liability arising as a result of the transactions contemplated by this Agreement.

12.  Clawback/Forfeiture.  The Committee may in its sole discretion cancel the Award if the Participant, without the consent of the Company, while providing services to the Company or any Affiliate or after termination of such service, violates a non-competition, non-solicitation, non-disparagement, non-disclosure covenant or agreement or otherwise has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion.  If the Participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, as determined by the Committee in its sole discretion, the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting of the Award, the sale or other transfer of the Award, or the sale of shares of Common Stock acquired in respect of the Award, and must promptly repay such amounts to the Company.  If the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee in its sole discretion, then the Participant shall be required to promptly repay any such excess amount to the Company.  To the extent required by applicable law (including without limitation Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of NYSE or other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, the Award shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into the Award).

13.  Rights as a Stockholder. The Participant generally shall have the rights and privileges of a stockholder as to such Award, including without limitation, the right to vote such Restricted Stock and receive dividends thereon; provided, that any cash or in-kind dividends paid with respect to unvested Restricted Stock shall be withheld by the Company and shall be paid to the Participant, without interest, only when, and if, such Restricted Stock shall become vested.

14.  No Rights to Continuing Service.  Neither this Agreement nor any action taken hereunder shall be construed as giving the Participant any right to be retained in any position whether as an employee, director, or consultant of the Company and its subsidiaries or interfere with or restrict in any way the right of the Company or its subsidiaries to remove, terminate or discharge the Participant at any time for any reason or no reason.

15.  Notices.  Notices or communications to be made hereunder shall be in writing and shall be delivered in person, by registered mail, by confirmed facsimile or by a reputable overnight courier service to the Company at its principal office or to the Participant at his or her address contained in the records of the Company.

16.  Governing Law.  This Agreement shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

17.  Electronic Delivery. By executing this Agreement, the Participant hereby consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by Securities and Exchange Commission rules. This consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant.

18.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.  Notwithstanding the foregoing, this Agreement and the Award made hereby shall be subject to the terms of the Plan.  In the event of a conflict between this Agreement and the Plan, the terms and conditions of the Plan shall control.

19.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective permitted successors, assigns, heirs, beneficiaries and representatives.  This Agreement is personal to the Participant and may not be assigned by the Participant without the prior consent of the Company.  Any attempted assignment in violation of this Section shall be null and void.

20.  Amendment.  This Agreement may be amended or modified only as provided in Section 14 of the Plan or by a written instrument executed by both the Company and the Participant.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officer to executive this Agreement on the date first written above.

PLY GEM PRIME HOLDINGS, INC.

By: ________________________________
Name: Gary E. Robinette
Title: President and Chief Executive Officer
Date: [___________ __, ____]

_____________________________________
[NAME OF PARTICIPANT]